Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

March 16, 2020

CIM Commercial Trust Corportion,
                             17950 Preston Road, Suites 600,
                                                          Dallas, Texas 75252

Dear Sirs:

We have acted as the United States federal income tax counsel to CIM Commercial Trust Corporation, a Maryland corporation (the “Company”), in connection with the Equity Distribution Agreement (the “Agreement”), dated as of March 16, 2020, by and among CIM Commercial Trust Corporation, a Maryland corporation (the “Company”), CIM Capital, LLC, a Delaware limited liability company, CIM Service Provider, LLC, a Delaware limited liability company, and Ladenburg Thalmann & Co. Inc. in its capacity as sales agent for the Company (“Agent”).  The Agreement provides that, from time to time during the term of the Agreement, on the terms and subject to the conditions set forth therein, the Company may offer and/or issue and sell to or through Agent, as sales agent and/or principal, shares of the Company’s common stock, par value $0.001 per share, having an aggregate offering price of up to $25,000,000.  At your request, we are rendering this opinion to you concerning certain United States federal income tax matters.

In rendering this opinion, we have reviewed the Agreement, the Company’s shelf registration statement on Form S-3 (File No. 333-233255) (the “Registration Statement”) as supplemented by that certain prospectus supplement, dated as of March 16, 2020 (the “Prospectus Supplement”) and such other documents as we have considered necessary or appropriate.  In addition, in rendering this opinion, we have relied, without independent investigation, as to certain factual matters upon the statements and representations contained in certificates provided to us by the Company and CIM Urban REIT Holdings, LLC, dated March 16, 2020 (collectively, the “Certificates”).

In rendering this opinion, we have also assumed, with the Company’s approval, that (i) the statements and representations made in the Certificates are true, correct and complete, and (ii) each of the Certificates has been executed by appropriate and authorized officers.

Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm our opinion that (i) the statements included in the Prospectus Supplement under the heading “Material U.S. Federal Income Tax Consequences” have been reviewed by us and, insofar as such statements constitute matters of U.S. federal income tax law, are correct in all material respects and (ii) commencing with the Company’s taxable year ending December 31, 2014, the Company has been organized in conformity with the requirements for qualification as a real estate investment trust under the Code, the Company’s manner of operations has enabled the Company to satisfy the requirements for qualification as a real estate investment trust for taxable years ending on or prior to the date hereof, and the Company’s proposed method of operations will enable the Company to satisfy the current requirements for qualification and taxation as a real estate investment trust under the Code for subsequent taxable years.

This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

The Company’s qualification as a real estate investment trust will depend upon the continuing satisfaction by the Company and CIM Urban REIT Holdings, LLC of the requirements of the Code relating to qualification for real estate investment trust status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping.  We have not monitored and do not undertake to monitor whether the Company or CIM Urban REIT Holdings, LLC actually has satisfied or will satisfy the various real estate investment trust qualification tests.

We are furnishing this opinion to you solely in connection with the Agreement, and this opinion is not to be relied upon by any other person or for any other purpose without our prior written consent.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP